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                                Exhibit 21.1


              Subsidiaries of the Company

              CCHI General, Inc., a Delaware corporation*
              CCHI Limited, Inc., a Delaware corporation*
              CCHI Limited Partnership, a Delaware limited partnership**



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*   Owned 100% directly by the Company
**  Owned 100% indirectly by the Company